Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Hologic, Inc.’s 2008 Equity Incentive Plan, Hologic, Inc.’s 2008 Employee Stock Purchase Plan and the Hologic Amended and Restated Rights Agreement entered into on April 2, 2008 of our reports dated November 26, 2007, with respect to the consolidated financial statements of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2007 and the effectiveness of internal control over financial reporting of Hologic, Inc. as of September 29, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 7, 2008

Boston, Massachusetts